SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

Combination Variable and Fixed Group Annuity Contract

Nonparticipating
Group Contract Owner	[Bank of Newport]
Group Policy Number	[91-9100-123456]

This group contract is the legal contract between the group contract owner and Sun Life Assurance Company of Canada (U.S.) (the "Company", "us" or "we"). We agree to provide the rights and benefits described in this group contract to the persons entitled in the manner set forth herein, subject to the provisions on the pages which follow.

Signed at Wellesley Hills, Massachusetts, on the Date of Coverage.

C. James Prieur, President	Ellen B. King, Secretary

This group contract is the legal contract with us. We will issue certificates in the form of Schedule A, as attached hereto, to each participant pursuant to this group contract. The provisions of the attached certificate form a part of this group contract. A death benefit as set forth in the certificate is payable to the Beneficiary at the death of the Covered Person, while the certificate is in force. Neither this group contract nor the certificate is eligible for dividends.

TABLE OF CONTENTS

1.	CONTRACT SPECIFICATIONS	3
2.	GENERAL PROVISIONS	3
	Group Contract Owner Rights and Responsibilities	4
	Certificates	4
	Purchase Payments	4
	Entire Contract	4
	Nonparticipating	4
	Termination	4
Riders and Endorsements		5
Applications		6
Schedule A - The Certificate		7

1. CONTRACT SPECIFICATIONS

Group Contract Owner	[Bank of Newport]
Group Contract Number	[91-9100-123456]

Date of Coverage	[February 1, 2002]
Governing Law	Rhode Island

2. GENERAL PROVISIONS

Group Contract Owner Rights and Responsibilities. The group contract owner, as described in Section 1, owns this group contract. Except for ownership rights, if any, expressly reserved to the group contract owner, each participant shall be entitled to exercise all incidents of ownership in connection with the certificate without any requirement that the consent of the group contract owner be obtained.

The participant will provide the Company with any information that we may need to administer the certificate issued under this group policy.

Certificates. An eligible participant will be required to fill out a certificate application that will be attached to the certificate if issued. We will issue to the participant a certificate evidencing the interest of the participant in the contract. The certificate details the rights, duties and benefits available under this group contract. If there is any conflict between the certificate and this group contract, this group contract is the controlling document. The certificate will state the participant's rights and benefits and to whom benefits are payable. The provisions of the certificate in the form of Schedule A form a part of this group contract.

Purchase Payments. Purchase payments may be made by the participant. An initial purchase payment must be paid to start coverage. The Date of Coverage is described in the certificate.

Entire Contract. We have issued this group contract in consideration of the certificate application and the initial purchase payment. This group contract and other attached, related papers, if any, constitute the entire contract with us. Each certificate application shall be, at certificate issue, the basis for issuance of the particular certificate and at that date shall become a part of this group contract. A copy shall be attached to the certificate. All statements made by the group contract owner, or a participant are representations and not warranties. Misstatements will not be used in any contest or to reduce any claim under this group contract unless they are in writing. A copy of the application containing such misstatement must have been given to the group contract owner, the participant or the beneficiary as applicable. This group contract is incontestable, subject to the Age and Sex Misstatement, Proof of Age and Proof of Survival provisions as set forth in the certificate.

Nonparticipating. Neither this group contract nor the certificates pay dividends or share in any surplus earnings of the Company.

Termination. This group contract will not terminate while there are any covered persons with benefits due under any certificate issued pursuant to this group contract.

Riders and Endorsements

Applications

Schedule A-The Certificate

Schedule A-The Certificate

Sun Life Assurance Company of Canada (U.S.)

A Wholly-Owned Subsidiary of Sun Life Assurance Company of Canada

Executive Office:	Home Office:	Annuity Service Mailing Address:
Sun Life Executive Park	Wilmington, DE	Sun Life Assurance Company of Canada (U.S.)
Wellesley Hills, MA 02481		Retirement Products and Services
P.O. Box [ ]
Wellesley Hills, MA [Zip Code]

This Certificate evidences the interest of the Participant named in the Certificate Specifications Page in the combination variable and fixed group annuity Contract ("Contract") issued by Sun Life Assurance Company of Canada (U.S.) ("the Company").

This Contract, including any riders and endorsements, is the entire Legal Contract. This Certificate is merely a summary of the rights, duties and benefits of that Contract. A copy of the Contract may be obtained by requesting it in writing from the Company. If there is any conflict between the provisions of the Contract and those of this Certificate, the Contract is the controlling document.

The Company will pay an annuity commencing on the Annuity Commencement Date by applying the adjusted value of the Participant's Account in accordance with the settlement provisions.

If the Covered Person dies while the Contract is in effect and this Certificate is in force and before the Annuity Commencement Date, the Company may pay a Death Benefit to the Beneficiary upon receipt of Due Proof of Death of the Covered Person.

Under certain circumstances, if the Participant dies prior to the Annuitant and before the Annuity Commencement Date, a distribution is required by law.

All payments will be made to the persons and in the manner set forth in the Contract.

Signed by the Company at its Executive Office, Wellesley Hills, Massachusetts on the Date of Coverage.
James A. McNulty, III	Ellen B. King
President	Secretary

Certificate for Flexible Payment Deferred Combination

Variable and Fixed Group Annuity Contract

Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO A PARTICIPANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. PAYMENTS MADE FROM GUARANTEE AMOUNTS WHICH ARE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD OR THE WITHDRAWAL OF INTEREST CREDITED TO GUARANTEE AMOUNTS DURING THE CURRENT ACCOUNT YEAR ARE NOT SUBJECT TO THE MARKET VALUE ADJUSTMENT.

RIGHT TO RETURN CERTIFICATE. Please read this Certificate. If not satisfied with it, the Participant may, within 10 days after its receipt, return it by delivering or mailing it to the Annuity Service Mailing Address indicated above. Immediately upon receipt of the Certificate by the Company, the Certificate will be deemed void as though it had never been applied for, and the Participant's Account Value at the end of the Valuation Period during which the Certificate is received by the Company, less any Purchase Payment Interest, will be refunded to the Participant.

TABLE OF CONTENTS

.CERTIFICATE SPECIFICATIONS

Group Contract Owner Group Contract Number Certificate Number Certificate Type Participant/Annuitant Age of Participant Age of Annuitant

["Futurity Insurance Trust"]

[12345]

[97-9700-123456]

[Non-Qualified] or [Qualified Plan under Code section 401, 403(b) or 408A]

[John J. Doe, Participant]

[Mary J. Doe, Annuitant [and Covered Person]]

[35]

[35]

	Group Contract Number	[12345]
	Certificate Number	[97-9700-123456]
	Certificate Type	[Non-Qualified] or [Qualified Plan under Code section 401, 403(b) or 408A]

	Participant/Annuitant	[John J. Doe, Participant]
[Mary J. Doe, Annuitant [and Covered Person]]
	Age of Participant	[35]
	Age of Annuitant	[35]

	Date of Coveragee Covered Person Certificate Anniversary Date Initial Purchase Payment	[March 1, 2002]] [Participant, unless indicated otherwise above] [March 1, 2003 ] [$100,000]
	Covered Person	[Participant, unless indicated otherwise above]
	Certificate Anniversary Date	[March 1, 2003 ]

	Initial Purchase Payment	[$100,000]
	Minimum Initial Purchase Payment	[$10,000] [if IRA $3,000]
	Minimum Additional Payment	[$1,000]
	Maximum Purchase Payment (without prior approval of the Company)	[Any purchase payment that would not cause Account Value to exceed $2,000,000]
	Purchase Payment Interest	OPTION A
	[During first Account Year]	[2% of any Net Payment]
	[Each FFive-Yearive-Year Anniversary]	[2% of Participant's Account Value]
Or	Or	OPTION B
	[Principal is less than $100,000]	[3% of each Purchase Payment]
	[Principal is equal to or greater than $100,000 and less than $500,000]	[4% of each Purchase Payment]
	[Principal is equal to or greater than $500,000]	[5% of each Purchase Payment]

[Any Principal that received 3% or 4% during the first Account Year may be credited with an additional 1% or 2% interest if Principal equals or exceeds $100,000 or $500,000, as applicable, on the first Account Anniversary.]

	Beneficiary (Relationship)	[Susan J. Doe (Daughter)]

	Annuity Commencement Date Annuity Option	[July 1, 2062] [Deferred]
[Deferred]
	Minimum Annuity Purchase Amount	[$2,000]
	Minimum Initial Annuity Payment Amount	[$20]
	Account Fee After Annuity Commencement Date	[$50]

	Account Fee Maximum Account Fee Minimum Account Value for Waiver of Account Fee	[$50] [$50] [$100,000]
	Maximum Account Fee	[$50]
	Minimum Account Value for Waiver of Account Fee	[$100,000]

	Withdrawal Charges	Number of Complete Account Years from time of Payment	Withdrawal Charges
		[0-1	98%
		1-2	8%
		2-3	7%
		3-4	6%
		4-5	5%
		5-6	4%
		6-7	3%
		7+	0%]

	Free Withdrawal Amount	[During the first Certificate Year: (a) After the first Certificate Anniversary: the greater of (a) and (b).]

  [[10%] of new Purchase Payments, irrespective of whether such new Payments have been previously liquidated.

  The Certificate's "earnings" to date minus any free withdrawal amounts previously taken. "Earnings" is defined as the Participant's Account Value on the day prior to the date we receive the withdrawal request, plus all withdrawals and charges previously taken, minus all Purchase Payments.

	Initial Guarantee Periods(s)	["1-10 Year" ]
	Guaranteed Interest Rate	["1YR-4.5%]
	Minimum Guarantee Period Amount	[$1,000]
	Minimum Guarantee Interest Rate	[3%]
	Market Value Adjustment ("b" Factor)	[0%]	Maximum 0.25%

Current Fee Per Transfer	[$0]
Maximum Fee Per Transfer	[$15]
Maximum Fee Per Transfer Maximum Number of Transfers per Year	[$15] [12]
Minimum Transfer Amount	[$1,000]
Minimum Remaining in Sub-Account after Transfer	[$1,000]
Available Fund Options	Not more than [18] fixed Guarantee Periods and variable Sub-Accounts combined may be chosen.

Annual Asset Charge
	[Current	Maximum*]
Ages 0-75	[1.70%]	[1.70%]
	[1.90%]	[1.90%]
	[1.95%]	[1.95%]
	[2.10%]	[2.10%]
[1.70%] after Annuitization

Age 76+	[1.90%]	[1.90%]
	[2.10%]	[2.10%]
	[2.15%]	[2.15%]
	[2.30%]	[2.30%]
[1.70%] after Annuitization
Annual Asset Charge Ages 0-75 Age 76+

[Current Maximum*]

[1.70%] [1.70%]

[1.90%] [1.90%]

[1.95%] [1.95%]

[2.10%] [2.10%]

[1.70%] after Annuitization

[1.90%] [1.90%]

[2.10%] [2.10%]

[2.15%] [2.15%]

[2.30%] [2.30%]

[1.70%] after Annuitization

[*The current Annual Asset Charge is guaranteed for [7] years. Thereafter the Annual Asset Charge may be increased, but not beyond the maximum percentage shown.]

Basic Death Benefit	[The greatest of 1, 2 or 3 shown in the "Amount of Death Benefit" provision]
Optional Death Benefit (s)	[None]
(Only available if Covered Person is age 79 or younger)
[or]
[Maximum Account Anniversary Value Benefit ("MAV")]

[The greater of the Basic Death Benefit and the highest Participant's Account Value on any Account Anniversary prior to the Covered Person's 81st birthday, adjusted for any subsequent Purchase Payments and partial withdrawals and charges made between such Account Anniversary and the Death Benefit Date.]

[5% Minimum Guarantee Benefit ("5% MB")]

[The greater of the Basic Death Benefit and total Adjusted Purchase Payments plus interest accrued as follows:
Interest will accrue on Purchase Payments and transfers allocated to the Variable Account while they remain in the Variable Account at 5% per year until the first day of the month following the Covered Person's 80th birthday or until the Adjusted Purchase Payments have doubled in amount, whichever is earlier.]

[What are Adjusted Purchase Payments?]	[Adjusted Purchase Payments are Net Purchase Payments that have been proportionally reduced by partial withdrawals as explained in the "Amount of Death Benefit" provision.]

[Earnings Enhancement Benefit Premier ("EEB Premier")]	[Earnings Enhancement Benefit Premier ("EEB Premier")]

[The Basic Death Benefit plus

If the Covered Person is 69 or younger on the Open Date, 45% of the excess of the Participant'sAccumulation Account Value over Adjusted Purchase Payments, up to an amount no greater than 100% of adjusted Purchase Payments*,

or

If the Covered Person is between 70 and 79 years old on the Open Date, 25% of the excess of the AccumulationParticipant's Account Value over Adjusted Purchase Payments up to an amount no greater than 40% of adjusted Purchase Payments.* On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier amount for the duration of the Certificate. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier amount.]

[What are adjusted Purchase Payments?]	[Adjusted Purchase Payments are Net purchase payments that have been proportionally reduced by a partial withdrawal as explained in the "Amount of Death Benefit" provision]

[*In determining 100% or 40% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[Earnings Enhancement Benefit Premier Plus ("EEB Premier Plus")]	[The Basic Death Benefit plus

If the Covered Person is 69 or younger on the Open Date, 75% of the excess of the AccumulationParticipant's Account Value over Adjusted Purchase Payments, up to an amount no greater than 150% of Adjusted Purchase Payments*.

or

If the Covered Person is between 70 and 79 years old on the Open Date, 35% of the excess of the AccumulationParticipant's Account Value over Adjusted Purchase Payments, up to an amount no greater than 60% of Adjusted Purchase Payments*. On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier Plus amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier Plus amount for the duration of the Certificateontract. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier Plus amount.]

[What are adjusted Purchase Payments?]	[Adjusted Purchase Payments are Net purchase payments that have been proportionally reduced by a partial withdrawal as explained in the "Amount of Death Benefit" provision.]

[*In determining 150% or 60% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[Earnings Enhancement Benefit Premier with Maximum Account Anniversary Value Benefit ("EEB Premier with MAV"]

[The greater of the Basic Death Benefit and the highest Participant's Account Value on any Account Anniversary prior to the Covered Person's 81st birthday, adjusted for any subsequent Purchase Payments and partial withdrawals made between such Account Anniversary and the Death Benefit Date ("Maximum Account Anniversary Value Benefit")

Plus

If the Covered Person is 69 or younger on the Open Date, 45% of the excess of the Participant's Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 100% of Adjusted Purchase Payments*.

or

If the Covered Person is between 70 and 79 years old on the Open Date, 25% of the excess of the AccumulationParticipant's Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 40% of Adjusted Purchase Payments*. On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier Amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier amount for the duration of the Certificateontract. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier amount.]

[What are adjusted Purchase Payments?]	[Adjusted Purchase Payments are Net Purchase Payments that have been proportionally reduced by partial withdrawals, as explained in the "Amount of Death Benefit" provision]

[*In determining 100% or 40% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[Earnings Enhancement Benefit Premier with 5% Minimum Guarantee Benefit ("EEB Premier with 5% MB")]	[The greater of the Basic Death Benefit and total Purchase Payments plus interest accrued as follows:

Interest will accrue on Purchase Payments and transfers allocated to the Variable Account while they remain in the Variable Account at 5% per year until the first day of the month following the Covered Person's 80th birthday or until the Adjusted Purchase Payments have doubled in amount, whichever is earlier ("5% MB")

Plus

If the Covered Person is 69 or younger on the Open Date, 45% of the excess of the Participant's Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 100% of Adjusted Purchase Payments*.

or

If the Covered Person is between 70 and 79 years old on the Open Date, 25% of the excess of the Participant's Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 40% of Adjusted Purchase Payments*. On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier amount for the duration of the Certificateontract. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier amount.]

[What are adjusted Purchase Payments?]	[Adjusted Purchase Payments are Net Purchase Payments that have been proportionally reduced by partial withdrawals, as explained in the "Amount of Death Benefit" provision]

[*In determining 100% or 40% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[What benefit is payable under any Optional Death Benefit in the event the Covered Person's spouse chooses to continue the Certificateontract after the Covered Person's death?]

[If the spouse, as sole primary beneficiary of the Covered Person chooses to continue this Certificate after the Covered Person's death, the amount payable under any Death Benefit and Optional Death Benefit will be credited to the Participant's Account Value as of the Death Benefit Date. Thereafter, the Optional Death Benefit will continue in force and be payable upon the surviving spouse's death.

For purposes of calculating the benefit upon the surviving spouse's death, the Participant's Account Value on the original Covered Person's Death Benefit Date (inclusive of any Death Benefit amount increases) will be considered the initial Net Purchase Payment. If a Death Benefit is payable on the surviving spouse's Death Benefit Date, the percentage payable ([75 %v. 35%] [45% v. 25%]) will be based on the surviving spouse's age on the Date of Coverage. If the surviving spouse were 80 or older on the Date of Coverage, no Optional Rider would be available.]

Basic Death Benefit

Optional Death Benefit (s)

(Only available if Covered Person is age 79 or younger)

[Maximum Account Anniversary Value Benefit ("MAV")]

[5% Minimum Guarantee Benefit ("5% MB")]

[What are Adjusted Purchase Payments?]

[Earnings Enhancement Benefit Premier ("EEB Premier")]

[What are adjusted Purchase Payments?]

[Earnings Enhancement Benefit Premier Plus ("EEB Premier Plus")]

[What are adjusted Purchase Payments?]

[Earnings Enhancement Benefit Premier with Maximum Account Anniversary Value Benefit ("EEB Premier with MAV"]

[What are adjusted Purchase Payments?]

[Earnings Enhancement Benefit Premier with 5% Minimum Guarantee Benefit ("EEB Premier with 5% MB")]

[What are adjusted Purchase Payments?]

[What benefit is payable under any Optional Death Benefit in the event the Covered Person's spouse chooses to continue the Contract after the Covered Person's death?]

[The greatest of 1, 2 or 3 shown in the "Amount of Death Benefit" provision]

[None]

[or]

[The greater of the Basic Death Benefit and the highest Participant's Account Value on any Account Anniversary prior to the Covered Person's 81st birthday, adjusted for any subsequent Purchase Payments and partial withdrawals and charges made between such Account Anniversary and the Death Benefit Date.]

[The greater of the Basic Death Benefit and total Adjusted Purchase Payments plus interest accrued as follows:

Interest will accrue on Purchase Payments and transfers allocated to the Variable Account while they remain in the Variable Account at 5% per year until the first day of the month following the Covered Person's 80th birthday or until the Adjusted Purchase Payments have doubled in amount, whichever is earlier.]

[Adjusted Purchase Payments are Net Purchase Payments that have been proportionally reduced by partial withdrawals as explained in the "Amount of Death Benefit" provision.]

[The Basic Death Benefit plus

  If the Covered Person is 69 or younger on the Open Date, 45% of the excess of the Accumulation Account Value over Adjusted Purchase Payments, up to an amount no greater than 100% of adjusted Purchase Payments*,

Or

  If the Covered Person is between 70 and 79 years old on the Open Date, 25% of the excess of the Accumulation Account Value over Adjusted Purchase Payments up to an amount no greater than 40% of adjusted Purchase Payments.* On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier amount for the duration of the Certificate. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier amount.]

[Adjusted Purchase Payments are Net purchase payments that have been proportionally reduced by a partial withdrawal as explained in the "Amount of Death Benefit" provision]

[*In determining 100% or 40% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[The Basic Death Benefit plus

  If the Covered Person is 69 or younger on the Open Date, 75% of the excess of the Accumulation Account Value over Adjusted Purchase Payments, up to an amount no greater than 150% of Adjusted Purchase Payments*.

[Or]

  If the Covered Person is between 70 and 79 years old on the Open Date, 35% of the excess of the Accumulation Account Value over Adjusted Purchase Payments, up to an amount no greater than 60% of Adjusted Purchase Payments*. On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier Plus amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier Plus amount for the duration of the Contract. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier Plus amount.]

[Adjusted Purchase Payments are Net purchase payments that have been proportionally reduced by a partial withdrawal as explained in the "Amount of Death Benefit" provision.]

[*In determining 150% or 60% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[The greater of the Basic Death Benefit and the highest Participant's Account Value on any Account Anniversary prior to the Covered Person's 81st birthday, adjusted for any subsequent Purchase Payments and partial withdrawals made between such Account Anniversary and the Death Benefit Date ("Maximum Account Anniversary Value Benefit")

Plus

  If the Covered Person is 69 or younger on the Open Date, 45% of the excess of the Participant's Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 100% of Adjusted Purchase Payments*.

Or

  If the Covered Person is between 70 and 79 years old on the Open Date, 25% of the excess of the Accumulation Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 40% of Adjusted Purchase Payments*. On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier Amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier amount for the duration of the Contract. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier amount.]

[Adjusted Purchase Payments are Net Purchase Payments that have been proportionally reduced by partial withdrawals, as explained in the "Amount of Death Benefit" provision]

[*In determining 100% or 40% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[The greater of the Basic Death Benefit and total Purchase Payments plus interest accrued as follows:

Interest will accrue on Purchase Payments and transfers allocated to the Variable Account while they remain in the Variable Account at 5% per year until the first day of the month following the Covered Person's 80th birthday or until the Adjusted Purchase Payments have doubled in amount, whichever is earlier ("5% MB")

Plus

  If the Covered Person is 69 or younger on the Open Date, 45% of the excess of the Participant's Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 100% of Adjusted Purchase Payments*.

Or

  If the Covered Person is between 70 and 79 years old on the Open Date, 25% of the excess of the Participant's Account Value (before any adjustment for the Death Benefit) over Adjusted Purchase Payments, up to an amount no greater than 40% of Adjusted Purchase Payments*. On the Account Anniversary following the Covered Person's 85th birthday, the EEB Premier amount will be established as if the Covered Person died on that Account Anniversary. This amount will remain the EEB Premier amount for the duration of the Contract. Partial withdrawals after the Covered Person's 85th birthday will proportionally reduce the EEB Premier amount.]

[Adjusted Purchase Payments are Net Purchase Payments that have been proportionally reduced by partial withdrawals, as explained in the "Amount of Death Benefit" provision]

[*In determining 100% or 40% of Adjusted Purchase Payments, any Purchase Payments made after the first Account Year and within 12 months prior to the date of death will be deducted from the Adjusted Purchase Payments calculation.]

[If the spouse, as sole primary beneficiary of the Covered Person chooses to continue this Certificate after the Covered Person's death, the amount payable under any Death Benefit and Optional Death Benefit will be credited to the Participant's Account Value as of the Death Benefit Date. Thereafter, the Optional Death Benefit will continue in force and be payable upon the surviving spouse's death. For purposes of calculating the benefit upon the surviving spouse's death, the Participant's Account Value on the original Covered Person's Death Benefit Date (inclusive of any Death Benefit amount increases) will be considered the initial Net Purchase Payment. If a Death Benefit is payable on the surviving spouse's Death Benefit Date, the percentage payable ([75 %v. 35%] [45% v. 25%]) will be based on the surviving spouse's age on the Date of Coverage. If the surviving spouse were 80 or older on the Date of Coverage, no Optional Rider would be available.]

  [

DEFINITIONS

Any reference in this Certificate to "receipt" and "received" by the Company means receipt at the Company's Annuity Service Mailing Address shown on the first page of this Certificate.

ACCOUNT YEAR and ACCOUNT ANNIVERSARY: The Account Year shall be the period of 365 days (366 if a leap year) measured from the Date of Coverage. The Account Anniversary is the last day of an Account Year..

ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Participant.

*ANNUITANT: The person or persons named on the Certificate Specifications page and on whose life the first annuity payment is to be made. If the Annuitant dies prior to the Annuity Commencement Date, the new Annuitant will be the Co-Annuitant, if any. If the Co-Annuitant dies or if no Co-Annuitant is named, the Participant becomes the Annuitant upon the Annuitant's death prior to the Annuity Commencement Date.

*ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment is to be made. This date may not be earlier than the first Account Anniversary.

ANNUITY OPTION: The method for making annuity payments.

ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent Variable Annuity payment from the Variable Account.

APPLICATION: The document, if any, signed by each Participant that serves as his or her Application for participation under the Contract, a copy of which may be attached to and made part of this Certificate.

*BENEFICIARY: Prior to the Annuity Commencement Date, the person or entity having the right to receive the Death Benefit set forth in this Certificate and, for a Certificate issued under a Non-Qualified Contract, who, in the event of the Participant's death, is the designated Beneficiary for purposes of Section 72(s) of the Code. After the Annuity Commencement date, the person or entity having the right to receive any payments due under the Annuity Option elected, if applicable, upon the death of the Payee. This Certificate must be owned by a natural person or agent for a natural person for the Certificate to receive favorable income tax treatment as an annuity.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY: Sun Life Assurance Company of Canada (U.S.).

CONTRACT APPLICATION: The document, if any, signed by the Owner that evidences the Owner's Application for the Contract.

*COVERED PERSON: the person on whose death the death benefit will be paid.

*DATE OF COVERAGE: The date on which this Certificate becomes effective, which is the day on which the Company applies the initial Net Purchase Payment to the Participant's Account.

DEATH BENEFIT DATE: The later of (a) the date on which the Company receives the Beneficiary's election and (b) the date on which the Company receives Due Proof of Death.

DUE PROOF OF DEATH: An original or an originally certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and any other iinformation or documentation required by the Company that is necessary to make the payment (e.g. taxpayer identification numbers, beneficiary names and addresses, state inheritance tax waivers, etc.)

FIVE-YEAR ANNIVERSARY: The fifth Account Anniversary and each succeeding Account Anniversary occurring at any five-year interval thereafter; for example, the 10th, 15th and 20th Account Anniversaries

FIXED ACCOUNT: Part of the General Account of the Company, consisting of all assets of the Company other than those allocated to a separate account of the Company.

FIXED ANNUITY: An annuity with payments that do not vary as to dollar amount.

FUND(S): One or more open-end management investment companies or "mutual funds" registered under the Investment Company Act of 1940, in which assets of a Sub-Account may be invested.

GUARANTEE AMOUNT: Any portion of a Participant's Account Value allocated to a particular Guarantee Period with a particular Renewal Date (including interest earned thereon).

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE: The rate of interest credited by the Company on a compound annual basis during any Guarantee Period.

NET INVESTMENT FACTOR: An index applied by the Company to measure the investment performance of a Sub-Account from one Valuation Period to the next.

NET PURCHASE PAYMENT: The portion of a Purchase Payment that remains after the deduction of any applicable front-end sales load or premium or similar tax, if any. This is also the term used to describe total contributions made to the Certificate, minus total withdrawals.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan that does not receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A of the Code. The Participant's interest in the Contract evidenced by this Certificate must be owned by a natural person or agent for a natural person for the Contract to receive favorable income tax treatment as an annuity.

OPEN DATE: The date the company receives the Participant's Application in good order.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Contract and in whose name or names the Contract is issued. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), Section 408(k), or Section 408(p) of the Code to serve as legal owner of assets of a retirement plan, but the term Owner, as used herein, refers to the organization entering into the Contract.

*PARTICIPANT: The person named in the Certificate Specifications page who is entitled to exercise all rights and privileges of ownership under the Certificate, except as reserved by the Owner.

PARTICIPANT'S ACCOUNT: An account to which Net Purchase Payments are credited.

PARTICIPANT'S ACCOUNT VALUE: The variable accumulation value, if any, plus the fixed accumulation value, if any, of a Participant's Account for any Valuation Period.

PAYEE: A recipient of payments relating to this Certificate.

PRINCIPAL: The sum of all Net Purchase Payments less the sum of all withdrawals.

PURCHASE PAYMENT (PAYMENT): The amount paid to the Company as consideration for the benefits provided by the Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408 or 408A of the Code.

RENEWAL DATE: The last day of a Guarantee Period.

SUB-ACCOUNT: That portion of the Variable Account that invests in shares of specific series or sub-series of a Fund.

VALUATION PERIOD: The period of time from one determination of Variable Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day that the Exchange is open for trading, and on such other days on which there is a sufficient degree of trading in the portfolio securities of the Variable Account so that the values of the Variable Account's Accumulation Units and Annuity Units might be materially affected.

VARIABLE ACCOUNT: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ACCUMULATION UNIT: A unit of measure used in the calculation of the value of the variable portion of a Participant's Account.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Variable Account.

*As specified in the Certificate Specifications page, unless changed.

FIXED AND VARIABLE ACCOUNTS

Fixed Account

The Fixed Account consists of all assets of the Company other than those allocated to any separate account of the Company. Any portion of a Net Purchase Payment allocated by a Participant to a Guarantee Period(s) will become part of the Fixed Account.

Variable Account and Sub-Accounts

The Variable Account to which the variable accumulation values and Variable Annuity payments, if any, under the Contract relate is the Sun Life of Canada (U.S.) Variable Account F. The Company established the Variable Account pursuant to a resolution of its Board of Directors. The Company has registered the Variable Account as a unit investment trust under the Investment Company Act of 1940. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a designated series or sub-series of a Fund. The values of the Variable Accumulation Units and the Annuity Units described in the Contract reflect the investment performance of the Sub-Accounts.

Ownership of Assets

The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Sub-Accounts. The Company reserves the right to transfer the assets of a Sub-Account, in excess of the reserves and other policy liabilities with respect to that Sub-Account, to another Sub-Account or to the Company's General Account.

Investments of the Sub-Accounts

All amounts allocated to a Sub-Account will be used to purchase shares of a specific series or sub-series of a Fund. The Fund shares available on the Date of Coverage are shown on the Certificate Specifications page; more series and/or Funds may be subsequently added or deleted, but the total number of Sub-Accounts and Guarantee Periods within a Participant's Account may not exceed the number specified in the Certificate Specifications page. Each Fund is an open-end investment company ("mutual fund") registered under the Investment Company Act of 1940. Any and all distributions made by a Fund with respect to shares held by a Sub-Account will be reinvested to purchase additional shares of that series at net asset value. Deductions from the Sub-Accounts will, in effect, be made by reducing the number of Accumulation Units attributable to a Participant's Account. Each Sub-Account will be fully invested in Fund shares at all times.

PURCHASE PAYMENTS

Payments

All Purchase Payments must be paid to the Company at its Annuity Service Mailing Address. The amount of Purchase Payments may vary; however, the Company will not accept an initial Purchase Payment for any Certificate that is less than the minimum amount specified on the Certificate Specifications page. Each additional Purchase Payment must be at least the minimum additional amount specified on the Certificate Specifications page. In addition, the prior approval of the Company is required before it will accept a Purchase Payment which would cause the Participant's Account Value to exceed the maximum Purchase Payment amount specified on the Certificate Specifications page. In addition, the Company reserves the right not to accept a Purchase Payment received more than 5 years after the Date of Coverage, or after the Covered Person's 70th birthday, whichever is later.

Purchase Payment Interest

Purchase Payments will be credited with interest at the rate shown on the Certificate Specifications page. A Participant may choose between two Purchase Payment Interest options: Option A provides for the crediting of interest at the rate shown on the Specification Page to each Purchase Payment made during the first Account Year. On each Five-Year Anniversary, additional interest (called "Five-Year Anniversary Interest") will be credited to the Participant's Account Value at the rate shown on the Specification Page. Option B provides for the crediting of interest at the rate shown on the Specification Page to all Purchase Payments accepted by the Company. If no option is elected on or before the Date of Coverage, Option A will automatically apply.

Interest under either option will be credited during the same Valuation Period that the Purchase Payment is received (or on any Five-Year Anniversary if Option A is elected) and allocated to the Sub-Accounts and/or Fixed Account in the same proportion as the Net Purchase Payment is allocated. If Option A was elected, any Five-Year Anniversary Interest will be proportionally allocated to the Sub-Accounts and/or the Fixed Account (excluding any Fixed Account if used to support a dollar cost averaging transfer program) based on their respective values.

No interest will be credited if the Certificate is returned pursuant to the Right To Return provision.

Account Continuation

A Participant's Account shall be continued automatically in full force during the lifetime of the Participant until the Annuity Commencement Date or until the Participant's Account is surrendered.

Allocation of Net Purchase Payments

The Net Purchase Payment is that portion of a Purchase Payment which remains after deduction of any applicable front-end sales load and premium tax or similar tax. The Company will allocate each Net Purchase Payment, upon receipt to the Participant's Account, either to the Sub-Accounts or to the Fixed Account or to both according to the allocation specified in the Application, or as subsequently changed by the Participant. Purchase Payment Interest will be credited on a proportional basis to the same Sub-Accounts and/or Fixed Accounts as Net Purchase Payments.

The Participant may change the allocation factors for new Purchase Payments among the Guarantee Periods and the Sub-Accounts at any time by giving notice of the change to the Company, in accordance with the Company's procedures then in effect. The Participant may effect such change directly, or through an authorized third party, subject to the Company's approval given in its sole discretion, and further subject to adherence to such Company procedures as may be adopted from time to time. Any change will take effect with the first Purchase Payment received with or after receipt of notice of the change by the Company and will continue in effect until subsequently changed.

CONTRACT VALUES DURING ACCUMULATION PERIOD

Participant's Account

The Company will establish a Participant's Account for each Participant under the Contract and will maintain the Participant's Account during the Accumulation Period. The Participant's Account Value for any Valuation Period is equal to the variable accumulation value, if any, plus the fixed accumulation value, if any, of the Participant's Account for that Valuation Period.

Variable Account Value

Crediting Variable Accumulation Units

When the Company receives a Purchase Payment, it will credit all or that portion, if any, of the Net Purchase Payment to be allocated to the Sub-Accounts, to the Participant's Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units that the Company will credit is determined by dividing the dollar amount allocated to the particular Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for the Valuation Period during which the Company receives the Purchase Payment.

Variable Accumulation Unit Value

The Company determines the Variable Accumulation Unit value for each Sub-Account for any Valuation Period by methodology which is the mathematical equivalent of multiplying the Variable Accumulation Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for such subsequent Valuation Period. The Variable Accumulation Unit value for each Sub-Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period in accordance with the Net Investment Factor described below.

Variable Accumulation Value

The variable accumulation value, if any, of a Participant's Account for any Valuation Period is equal to the sum of the value of all Variable Accumulation Units of each Sub-Account credited to the Participant's Account for such Valuation Period. The variable accumulation value of each Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited to each Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for such Valuation Period.

Net Investment Factor

The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater than, less than, or equal to one; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain unchanged.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

(a) is the net result of:

1)	the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

2)	the per share amount of any dividend or other distribution declared by the Fund on the shares held in the Sub-Account if the ex-dividend date occurs during the Valuation Period, plus or minus

3)

a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;

(b) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period; and

(c) is the asset charge factor that the Company determines for the Valuation Period to reflect the charges for assuming the mortality and expense risks and administrative expense risks.

The asset charge factor for any Valuation Period is equal to the daily asset charge factor multiplied by the number of 24-hour periods in the Valuation Period. The Company will determine the daily asset charge factor based upon the Annual Asset Charge shown on the Certificate Specifications Page.

Fixed Account Value

Guarantee Periods

The Participant elects one or more Guarantee Period(s) from among those made available by the Company. The period(s) elected will determine the Guaranteed Interest Rate(s). A Purchase Payment, a portion thereof (at least equal to the minimum Guarantee Period amount set forth on the Certificate Specifications page), including any applicable Purchase Payment Interest, or amount transferred in accordance with the "Transfer Privilege" provision described below, allocated to a particular Guarantee Period, less any applicable premium taxes or similar taxes and any amounts subsequently withdrawn, will earn interest at the Guaranteed Interest Rate in effect during the Guarantee Period. Initial Guarantee Periods begin on the date a Net Purchase Payment is applied (or, in the case of a transfer, on the effective date of the transfer). A Guarantee Period ends when the number of calendar years in the Guarantee Period elected (measured from the end of the calendar month in which the amount was allocated to the Guarantee Period) has elapsed. The last day of a Guarantee Period is the Renewal Date. Subsequent Guarantee Periods begin on the first day following the Renewal Date.

A Guarantee Amount is any portion of a Participant's Account Value allocated to a particular Guarantee Period with a particular Renewal Date (including interest earned thereon). Guarantee Amounts allocated to Guarantee Periods of the same duration may have different Renewal Dates as a result of additional Purchase Payments, renewals and transfers of portions of the Participant's Account Value. Each Guarantee Amount will be treated separately for purposes of determining any market value adjustment.

The Company will notify the Participant in writing at least 45 and no more than 75 days prior to the Renewal Date for any Guarantee Amount. A new Guarantee Period of the same duration as the previous Guarantee Period will commence automatically at the end of the previous Guarantee Period, except as indicated below. To change the Guarantee Period after the Renewal Date, the Participant must elect in writing prior to the end of such Guarantee Period, a different Guarantee Period from among those that the Company offers at such time, or provide written instructions to transfer all or a portion of the Guarantee Amount to one or more Sub-Accounts in accordance with the "Transfer Privilege" provision. A Guarantee Amount will not renew into a Guarantee Period that is not available on the Renewal Date or that will extend beyond the Certificate's latest permissible Annuity Commencement Date. In these situations the Guarantee Amount will be automatically transferred to a Money Market Sub-Account. Each new Guarantee Amount must be at least the amount set forth on the Certificate Specifications page unless it is equal to the entire Guarantee Amount being transferred.

Guaranteed Interest Rates

The Company will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period that it offers. The Company will guarantee these rates for the duration of the respective Guarantee Periods.

No Guaranteed Interest Rate will result in a Participant's Account Value that is less than the amount required by state law.

Fixed Accumulation Value

Upon the Company's receipt of a Purchase Payment, all or that portion, if any, of the Net Purchase Payment allocated to the Fixed Account will be credited to the Participant's Account and allocated to the Guarantee Period(s) that the Participant selects. The fixed accumulation value, if any, of a Participant's Account for any Valuation Period is equal to the sum of the values of all Guarantee Amounts credited to the Participant's Account for such Valuation Period.

Transfer Privilege

At any time during the Accumulation Period the Participant may transfer all or part of the Participant's Account Value to one or more Sub-Accounts or Guarantee Periods, subject to the conditions set forth below. Except as described below, a transfer will generally be effective on the date that the Company receives the request for transfer.

Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers to a Guarantee Period will result in a new Guarantee Period for the amount being transferred. Any such Guarantee Period will begin on the effective date of the transfer and end on the Renewal Date. The amount transferred into such Guarantee Period will earn interest at the Guaranteed Interest Rate declared by the Company for that Guarantee Period as of the effective date of the transfer.

Transfers will be subject to the following conditions:

(1)	not more than 12 transfers may be made in any Account Year.
(2)	a minimum of 30 calendar days must elapse between transfers.
(3)

the amount being transferred from a Sub-Account may not be less than the amount set forth on the Certificate Specifications page unless the total Participant's Account Value attributable to a Sub-Account is being transferred.

(4)	any Participant's Account Value remaining in a Sub-Account may not be less than the amount set forth on the Certificate Specifications page.
(5)	the total number of Sub-Accounts and Guarantee Periods within a Participant's Account may not exceed the number specified in the Certificate Specifications Page.
(6)

the total Participant's Account Value attributable to the Guarantee Amount must be transferred, except for an "interest out" transfer (i.e. the entire amount of interest credited to all Guarantee Amounts during the current Account Year is transferred to one or more Sub-Accounts).

In addition, transfers of a Guarantee Amount (except interest credited to such Guarantee Amount during the current Account Year) will be subject to the market value adjustment described below unless the transfer is effective within 30 days prior to the Renewal Date applicable to the Guarantee Amount, or is effected as part of any approved optional program. The company may waive any of these restrictions at its discretion.

Transfers involving Variable Accumulation Units shall be subject to such terms and conditions as may be imposed by the Funds. Similarly, the Company reserves the right to delay the effective date of any transfer involving the Fixed Account for reasons similar to those underlying delays of transfers among Sub-Accounts. The Company also reserves the right to refuse or delay all transfer requests initiated on behalf of a Participant by any third party authorized by the Participant to make such transfer requests. Currently, there is no charge for transfers; however, the Company reserves the right to impose a charge for each transfer as shown on the Certificate Specifications page. The Company reserves the right to limit the amount that may be transferred from the Sub-Accounts to the Fixed Account.

Account Fee

On each Account Anniversary prior to the Annuity Commencement Date, the Company will deduct from the value of each Participant's Account an annual account fee to reimburse the Company for administrative expenses relating to the Contract and the Participant's Account. The account fee is the amount specified on the Certificate Specifications page. The Company will deduct the account fee on a pro rata basis from amounts allocated to each Guarantee Period and each Sub-Account in which the Participant's Account is invested at the time of such deduction. If a Participant's Account is surrendered for its full value on a date other than an Account Anniversary, the account fee will be deducted in full at the time of such surrender. The Company will waive the account fee when either (a) the entire Participant's Account Value has been allocated to the Fixed Account during the entire previous Account Year, or (b) the Participant's Account Value is greater than the amount specified on the Certificate Specifications page on the Account Anniversary. On the Annuity Commencement Date the value of the Participant's Account will be reduced by a proportionate amount of the account fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date.

After the Annuity Commencement Date, an annual account fee in an amount specified on the Certificate Specifications page will be deducted in equal amounts from each Variable Annuity payment made during the year. No such deduction is made from Fixed Annuity payments.

CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT

Cash Withdrawals

At any time before the Annuity Commencement Date, the Participant may elect to receive a cash withdrawal payment from the Company by filing with the Company, at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that is the Company receives it. Any cash withdrawal payment will be paid within seven days from the date the election becomes effective, except as the Company may be permitted to defer such payment in accordance with the Investment Company Act of 1940. The Company reserves the right to defer the payment of amounts withdrawn from the Fixed Account for a period not to exceed six months from the date written request for such withdrawal is received by the Company.

The Participant may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to the Participant's Account Value at the end of the Valuation Period during which the election becomes effective less the account fee, plus or minus any applicable market value adjustment, and less any applicable withdrawal charge. A partial withdrawal (i.e., a payment of an amount less than that paid under a full surrender) will result in the cancellation of a portion of the Participant's Account Value with an aggregate dollar value equal to the dollar amount of the cash withdrawal payment, plus or minus any applicable market value adjustment and plus any applicable withdrawal charge.

In the case of a partial withdrawal, the Participant may instruct the Company as to the amounts to be withdrawn from each Sub-Account and/or Guarantee Amount. If not so instructed, the Company will effect the partial withdrawal pro rata from each Sub-Account and Guarantee Amount in which the Participant's Account Value is invested at the end of the Valuation Period during which the withdrawal becomes effective. If a partial withdrawal is requested which would leave a Participant's Account Value lower than the account fee, then the Company will treat such partial withdrawal as a full surrender.

Cash withdrawals from a Sub-Account will result in the cancellation of Variable Accumulation Units attributable to the Participant's Account with an aggregate value on the effective date of the withdrawal equal to the total amount by which the Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value(s) of the Sub-Account(s) for the Valuation Period during which the cash withdrawal is effective.

All cash withdrawals of any Guarantee Amount, except those effective within 30 days prior to the Renewal Date of such Guarantee Amount or the withdrawal of interest credited to such Guarantee Amount during the current Account Year, will be subject to the market value adjustment described below.

Withdrawal Charges

If a cash withdrawal is made, the Company may assess a withdrawal charge. The amount of any withdrawal charge is determined as follows:

o

Old Payments and New Payments: With respect to a particular Account Year, new Payments are those Payments made in that Account Year or in the six immediately preceding Account Years; and Old Payments are those Payments not defined as new Payments.

o

Order of liquidation: For purposes of a full surrender or partial withdrawal, each withdrawal is allocated first to the free withdrawal amount and then to any previously unliquidated Payments (on a first-in, first-out basis) until all Purchase Payments have been liquidated.

Free withdrawal amount: The free withdrawal amount is defined on the Certificate Specifications page.

o

Maximum withdrawal amount without a withdrawal charge: The maximum amount that can be withdrawn without a withdrawal charge in an Account Year is the sum of (a) the free withdrawal amount, and (b) any previously unliquidated Old Payments.

o

Amount subject to withdrawal charge: For any partial withdrawal or full surrender, the amount subject to withdrawal charge is the amount of the partial withdrawal or full surrender less the maximum withdrawal amount without a withdrawal charge, up to a maximum of the sum of all unliquidated New Payments.

o

Withdrawal charge percentage: The withdrawal charge percentage varies according to the number of complete Account Years between the Account Year in which a Purchase Payment was credited to the Participant's Account and the Account Year in which it is withdrawn.

o

Amount of withdrawal charge: The amount of the withdrawal charge is determined by multiplying the amount subject to a withdrawal charge by the withdrawal charge percentage(s) set forth on the Certificate Specifications page.

The Company imposes no withdrawal charge upon amounts applied to purchase an annuity. For any Qualified Certificate, the free withdrawal amount in any Account Year will be the greater of the free withdrawal amount described above and any amounts required to be withdrawn to comply with the minimum distribution requirements of the Code. This applies only to the portion of the required minimum distribution attributable to that Qualified Certificate.

Nursing Home Withdrawal Privilege

The Company will waive the withdrawal charge arising from a full surrender if: (1) at least one year has elapsed since the Certificate's Date of Coverage, (2) the Participant is confined to an eligible nursing home and has been confined there for at least the preceding one hundred eighty (180) days, and (3) the Participant's confinement to an eligible nursing home began after the Date of Coverage. Proof of the Participant's confinement to an eligible nursing home must be provided to the Company at its Annuity Service Mailing Address in such form as the Company may require.

For purposes of this section, an eligible nursing home is a licensed hospital or licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis and daily medical records are kept for each patient.

Market Value Adjustment

Any cash withdrawal (which for purposes of this section includes transfers and amounts applied to purchase an annuity) of a Guarantee Amount, other than a withdrawal effective within 30 days prior to the Renewal Date of the Guarantee Amount, or the withdrawal of interest credited on such Guarantee Amount during the current Account Year, or automatic transfers from a Guarantee Period as part of our dollar-cost averaging program, will be subject to a market value adjustment.

The market value adjustment will reflect the relationship between the current rate (as described in the formula below) for the amount being withdrawn and the Guaranteed Interest Rate applicable to the amount being withdrawn. It also reflects the time remaining in the applicable Guarantee Period.

The Company will determine the market value adjustment by multiplying the amount being withdrawn after the deduction of any applicable account fee and before deduction of any applicable withdrawal charge by the market value adjustment factor. The market value adjustment factor is:

[(1 + I)/(1 + J + b)]N/12 1

where,

I is the Guaranteed Interest Rate being credited to the Guarantee Amount subject to the market value adjustment,

J is the Guaranteed Interest Rate that the Company declares, as of the effective date of the application of the market value adjustment, for current allocations to Guarantee Periods equal to the balance of the Guarantee Period of the Guarantee Amount subject to the market value adjustment, rounded to the next higher number of complete years (the current rate). For any Guarantee Period of less than one year J is the Guaranteed Interest Rate that the Company declares, for a Guarantee Period of the same length as that Guarantee Period (the current rate);

b is a factor which the Company will determine for each Certificate and which is set forth on the Certificate Specifications page, and

N is the number of complete months remaining in the Guarantee Period of the Guarantee Amount subject to the market value adjustment.

In the determination of J, if the Company does not currently offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the current rates for Guarantee Periods that are available.

Death Benefit

Death Benefit Provided by the Contract

If the Covered Person dies while the Contract and this Certificate are in effect and before the Annuity Commencement Date, the Company, upon receipt of Due Proof of Death of the Covered Person, may pay a Death Benefit to the Beneficiary in accordance with this Death Benefit provision. If the Participant is not a natural person, the Annuitant is considered the Covered Person for the purpose of this Death Benefit provision.

If there is no Designated Beneficiary living on the date of death of the Covered Person, the Company may pay the Death Benefit (upon receipt of Due Proof of Death of the Covered Person and the Beneficiary, if applicable) to the surviving Participant, if any, or in one sum to the estate of the deceased Participant. If the death of the Covered Person occurs on or after the Annuity Commencement Date, no Death Benefit will be payable under the Contract except as may be provided under the form of annuity elected.

Election and Effective Date of Election

During the lifetime of the Participant and prior to the Annuity Commencement Date, the Participant may elect to have the Death Benefit applied under one or more of the Annuity Options in accordance with the Certificate's settlement provisions. The Participant may elect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee after the death of the Covered Person. The Participant may make or subsequently revoke this election by filing with the Company at its Annuity Service Mailing Address, a written election or revocation of an election in such form as the Company may require. The Participant's election or revocation of an election of a method of settlement of the Death Benefit will become effective on the date it is received by the Company. For the purposes of the "Payment of Death Benefit" section below, any election of the method of settlement of the Death Benefit by the Participant which is in effect on the date of death of the Participant will be deemed effective on the date that the Company receives Due Proof of Death of the Covered Person.

If no election of a method of settlement of the Death Benefit by the Participant is in effect on the date of death of the Covered Person, the Beneficiary may elect (a) to receive the Death Benefit in the form of a cash payment, in which event the Participant's Account will be canceled; or (b) to have the Death Benefit applied under one or more of the Annuity Options in accordance with the settlement provisions to effect, on the Annuity Commencement Date determined in the "Payment of Death Benefit" section below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee. The Company may permit other methods of settlement. In no event shall any method of settlement be exercised which would violate the mandatory distribution requirements of Section 72(s) of the Code. For additional options available if the designated Beneficiary is the surviving spouse, please refer to the section of this Certificate titled OWNERSHIP PROVISIONS - Death of Participant.

A method of settlement may be elected by filing with the Company at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any written election of a method of settlement of the Death Benefit by the Beneficiary will become effective on the later of: (a) the date that the Company receives the election; or (b) the date that the Company receives Due Proof of Death of the Covered Person. If the Company does not receive the Beneficiary's written election within 60 days following the date on which the Company receives Due Proof of Death of the Covered Person, the Beneficiary may be deemed to have elected to defer receipt of payment under any Death benefit option until such time as a written election is submitted to the Company or a distribution is required by law.

Payment of Death Benefit

If the Death Benefit is to be paid in cash, the Company will make the payment within seven days of the Death Benefit Date, except as the Company may be permitted to defer any such payment in accordance with the Investment Company Act of 1940. If settlement under one or more of the Annuity Options is elected, the Annuity Commencement Date will be the first day of the second calendar month following the effective date of the election and the Participant's Account will be maintained in effect until the Annuity Commencement Date.

Amount of Death Benefit

The Death Benefit is determined as of the Death Benefit Date.

If the Covered Person was age 85 or younger on the Open Date, the Death Benefit is equal to the greatest of:

(1)	the Participant's Account Value for the Valuation Period in which the Death Benefit Date occurs;

(2)	the amount which would have been payable in the event of a full surrender of the Participant's Account on the Death Benefit Date;

(3)	Net Purchase Payments, adjusted for any partial withdrawals, as of the Death Benefit Date; or

(4)	any Optional Death Benefit, if elected on or before the Date of Coverage, as shown on the Certificate Specifications page.

If the Covered Person was age 86 or older on the Date of Coverage, the Death Benefit will be equal to (2) above.

A partial withdrawal will affect the amount payable under (3) and (4) on a basis proportional to the reduction in Participant's Account Value brought about by such withdrawal. That is, any partial withdrawal will reduce the Death Benefit amount to an amount equal to the Death Benefit amount immediately before the withdrawal multiplied by the ratio of the Participant's Account Value immediately after the withdrawal to the Participant's Account Value immediately before the withdrawal.

If (2), (3), or (4) is operative, the Participant's Account Value will be increased by the excess of (2), (3), or (4) over (1) and the increase will be allocated to the Sub-Accounts based on the respective values of the Sub-Accounts on the Death Benefit Date. If no portion of the Participant's Account is allocated to the Sub-Accounts, the entire increase will be allocated to the Sub-Account invested in either a money market Fund, if available, or the Company's General Account.

settlement provisions

General

On the Annuity Commencement Date, the Company will apply the adjusted value of the Participant's Account as determined in accordance with the "Determination of Amount" provision below, as the Participant specifies, under one or more of the Annuity Options provided in the Contract or under such other settlement options as may be agreed to by the Company. However, if the amount to be applied under any Annuity Option is less than the Minimum Annuity Purchase Amount set forth on the Certificate Specifications page, or if the first annuity payment payable in accordance with such option is less than the Minimum Initial Annuity Payment Amount set forth on the Certificate Specifications page, the Company will pay the amount to be applied in a single payment to the Payee.

After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the Cash Withdrawals provision of the Contract. Exchanges of Variable Annuity Units are permitted.

Election and Effective Date of Election

During the lifetime of the Participant and prior to the Annuity Commencement Date, the Participant may elect to have the adjusted value of the Participant's Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in the Contract. If more than one person is named as Annuitant, due to the designation of a Co-Annuitant, the Participant may elect to name one of such persons to be the sole Annuitant as of the Annuity Commencement Date.

The Participant may also change any election but any election or change of election must be effective at least 30 days prior to the Annuity Commencement Date. The Participant may make this election or change of election by filing with the Company at its Annuity Service Mailing Address, a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date that the Company receives it. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Participant's Account will be applied under Annuity Option B, for a life annuity with 120 monthly payments certain. Any such election may specify the proportion of the adjusted value of the Participant's Account to be applied to provide a Fixed Annuity and/or a Variable Annuity. In the event the election does not so specify, then the portion of the adjusted value of the Participant's Account to be applied to provide a Fixed Annuity and/or a Variable Annuity will be determined on a pro rata basis from the composition of the Participant's Account on the Annuity Commencement Date.

The Annuity Options in the Contract may also be elected as provided in the "Death Benefit" section of the Contract.

Determination of Amount

The adjusted value of the Participant's Account is applied to provide a Variable Annuity or a Fixed Annuity or a combination of both. This value shall be equal to the Participant's Account Value for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus a proportionate amount of the account fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date, plus or minus any applicable market value adjustment and minus any applicable premium or similar tax. The Company does not assess a market value adjustment on the latest permissible Annuity Commencement Date.

Effect of Annuity Commencement Date on Participant's Account

The Company will cancel the Participant's Account on the Annuity Commencement Date.

Annuity Commencement Date

The Annuity Commencement Date is set forth on the Certificate Specifications page. The Participant may change this date from time to time provided that each change is effective at least 30 days prior to the then-current Annuity Commencement Date and the new Annuity Commencement Date is a date that is: (1) at least 30 days after the effective date of the change; (2) the first day of a month; (3) not earlier than the first Account Anniversary; and (4) not later than the first day of the first month following the Annuitant's 95th birthday, unless otherwise restricted, in the case of a Qualified Certificate, by the particular retirement plan or by applicable law. For a Charitable Remainder Trust, the Annuity Commencement Date in (4) is the Annuitant's 100th birthday. If more than one person is named as Annuitant, the Annuity Commencement Date will not be later than the first day of the first month following the 95th birthday of the youngest of those persons so named (or the 100th birthday in the case of a Charitable Remainder Trust). The Participant may change the Annuity Commencement Date by filing with the Company at its Annuity Service Mailing Address, a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date that the Company receives the designation.

The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the "Death Benefit" section of the Contract.

Fixed Annuity Payments

The dollar amount of each Fixed Annuity payment shall be determined in accordance with the annuity payment rates shown on pages 19 and 20, which are based on the minimum guaranteed interest rate of 2.5% per year or, if more favorable to the Payee(s), in accordance with the annuity payment rates published by the Company and in use on the Annuity Commencement Date.

Variable Annuity Payments

The dollar amount of the first Variable Annuity payment shall be determined in accordance with the annuity payment rates shown on pages 19 and 20, which are based on an assumed interest rate of 3% per year.

All Variable Annuity payments other than the first are determined by means of Annuity Units credited with respect to the particular Payee. The number of Annuity Units that the Company will credit in respect of a particular Sub-Account is determined by dividing that portion of the first Variable Annuity payment attributable to that Sub-Account by the Annuity Unit value of that Sub-Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The resulting number of Annuity Units of each Sub-Account credited with respect to the Payee remains fixed unless an exchange of Annuity Units is made pursuant to the Exchange of Variable Annuity Units section below. The dollar amount of each Variable Annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Sub-Account credited with respect to the Payee by the Annuity Unit value for the particular Sub-Account for the Valuation Period which ends immediately preceding the due date of each subsequent Variable Annuity payment.

Annuity Unit Value

The Company determines the Annuity Unit value for each Sub-Account for any Valuation Period by multiplying the Annuity Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for the current Valuation Period and multiplying that product by a factor to neutralize the assumed interest rate of 3% per year used to establish the annuity payment rates found in the Contract.

Exchange of Variable Annuity Units

After the Annuity Commencement Date the Payee may, by filing a written request with the Company at its Annuity Service Mailing Address, exchange the value of a designated number of Annuity Units of a particular Sub-Account then credited with respect to such Payee for other Annuity Units, the value of which would be such that the dollar amount of an annuity payment made on the date of the exchange would be unaffected by such exchange. The maximum number of exchanges that the Payeee may make in any Account Year is set forth on the Certificate Specifications page.

Exchanges may be made among the Sub-Accounts only. Exchanges shall be made using the Annuity Unit values for the Valuation Period during which the Company receives the request for exchange.

Account Fee

After the Annuity Commencement Date, the Company will deduct in equal amounts from each Variable Annuity payment made during the year, an annual account fee equal to the amount specified on the Certificate Specifications page. The Company makes no such deduction from Fixed Annuity payments.

Description of Annuity Options

Annuity Options A, B, C and D are available on either a Fixed Annuity or a Variable Annuity basis.
o

Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Payee. These payments will terminate at the death of the Payee. There is no provision for continuation of payments to a Beneficiary.

o

Annuity Option B. Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain: Monthly payments during the lifetime of the Payee and in any event for 60, 120, 180 or two hundred forty 240 months certain as elected.

o

Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the lifetime of the survivor variable monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option of the number of each type of Annuity Unit credited with respect to the Payee, and each fixed monthly payment, if any, will be equal to the same percentage of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person. Payments will cease on the death of the survivor.

o	Annuity Option D. Monthly Payments for a Specified Period Certain: Monthly payments for any specified period of time (at least (10) years but not exceeding thirty (30) years), as elected.

Amounts Payable on Death of Payee

In the event of the death of the Payee on or after the Annuity Commencement Date, the Company will pay any remaining payments under any Annuity Option then in effect to the Payee's designated Beneficiary as they become due. If there is no designated Beneficiary entitled to these remaining payments then living, the Company will pay, in one sum to the deceased Payee's estate, the amount specified in the schedule below for any Annuity Option then in effect. Any Beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount specified in the schedule below for such option in one sum. In the event of the death of a Beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay, in one sum to the deceased Beneficiary's estate, the amount specified for such option in the schedule below. All payments that the Company makes in one lump sum, as provided in this paragraph, are made in lieu of paying any remaining payments under the Annuity Option then in effect.

Option	Amount
B	The discounted value of the remaining payments, if any, for the certain period.
D	The discounted value of the remaining payments, if any, for the certain period.

In the case of Options B and D the discounted value will be based, for payments being made on a variable basis, on interest compounded annually at the assumed interest rate and on the assumptions that the particular Annuity Unit values applicable to the remaining payments will be the particular Annuity Unit values for the Valuation Period which ends on the day before the date of the determination and that the discounted value will remain unchanged thereafter.

Annuity Payment Rates

The annuity payment rate tables below show, for each $1,000 applied, the dollar amount of both (a) the first monthly Variable Annuity payment based on the assumed interest rate of 3% and (b) the monthly Fixed Annuity payment, when the payment is based on the minimum guaranteed interest rate of 2.5% per year.

The mortality table used in determining the annuity payment rates for Annuity Options A, B and C is the 2000 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the years 2010-2019, reduced by two years for Annuity Commencement Dates occurring during the decade 2020-2029, and so on.

The annuity payment rates in the tables shown below reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the years 2000-2009. Thus, for Annuity Commencement Dates occurring in the decade 2010-2019 the term adjusted age as used in the tables below, means actual age less one year. Adjusted age shall mean actual age less two years for Annuity Commencement Dates occurring in the decade 2020-2029, and so on.

Adjusted ages will be determined based on the actual age(s) of the Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show annuity payment rates for exact adjusted ages; rates for adjusted ages expressed in completed years and months will be based on straight line interpolation between the appropriate annuity payment rates.

The dollar amount of each annuity payment for any adjusted age or combination of adjusted ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company upon request.

AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000

SINGLE LIFE ANNUITY

OPTION A LIFE ANNUITY			OPTION B LIFE ANNUITY WITH PAYMENTS CERTAIN

Adjusted			60 Payments		120 Payments		180 Payments		240 Payments
Age	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
20	2.98	2.91	2.98	2.91	2.98	2.90	2.98	2.90	2.97	2.90
25	3.08	2.99	3.08	2.99	3.07	2.99	3.07	2.98	3.07	2.98
30	3.19	3.09	3.19	3.09	3.19	3.09	3.19	3.08	3.18	3.08
35	3.34	3.21	3.34	3.21	3.34	3.21	3.33	3.21	3.32	3.20
40	3.53	3.37	3.53	3.37	3.52	3.37	3.51	3.36	3.49	3.35
45	3.77	3.57	3.77	3.57	3.76	3.56	3.73	3.55	3.70	3.53
50	4.07	3.82	4.07	3.82	4.04	3.81	4.00	3.79	3.94	3.76
55	4.46	4.15	4.45	4.14	4.41	4.12	4.34	4.09	4.23	4.03
60	4.97	4.58	4.95	4.57	4.88	4.53	4.74	4.46	4.55	4.35
65	5.68	5.17	5.64	5.15	5.48	5.07	5.22	4.92	4.88	4.71
70	6.67	6.01	6.56	5.95	6.23	5.78	5.73	5.47	5.16	5.05
75	8.02	7.22	7.77	7.08	7.08	6.67	6.19	6.02	5.36	5.31
80	9.92	9.02	9.32	8.65	7.95	7.66	6.54	6.47	5.46	5.44
85	12.56	11.71	11.17	10.68	8.69	8.55	6.75	6.72	5.50	5.49
90	16.17	15.54	13.14	12.87	9.20	9.15	6.84	6.83	5.51	5.51

OPTION C

JOINT AND SURVIVOR ANNUITY

(Assumed election of Joint and Two-Thirds Survivor)

adjusted age of male	adjusted age of female
	55	60	65	70	75

55	4.11	4.31	4.53	4.77	5.04
60	4.29	4.52	4.79	5.09	5.42
65	4.48	4.76	5.09	5.46	5.88
70	4.70	5.02	5.41	5.88	6.41
75	4.91	5.28	5.74	6.31	6.99

OPTION D

PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Years	Amount	Years	Amount	Years	Amount
10	9.61	17	6.22	24	4.84
11	8.86	18	5.96	25	4.70
12	8.23	19	5.72	26	4.58
13	7.71	20	5.51	27	4.47
14	7.25	21	5.31	28	4.37
15	6.86	22	5.14	29	4.27
16	6.52	23	4.98	30	4.18

AMOUNT OF EACH FIXED MONTHLY ANNUITY PAYMENT PER $1,000

SINGLE LIFE ANNUITY (Interest at 2.5%)

OPTION A LIFE ANNUITY			OPTION B LIFE ANNUITY WITH PAYMENTS CERTAIN

Adjusted			60 Payments		120 Payments		180 Payments		240 Payments
Age	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
20	2.67	2.59	2.67	2.59	2.67	2.59	2.67	2.59	2.67	2.59
25	2.77	2.68	2.77	2.68	2.77	2.68	2.77	2.68	2.77	2.68
30	2.90	2.79	2.90	2.79	2.89	2.79	2.89	2.79	2.89	2.78
35	3.05	2.92	3.05	2.92	3.05	2.92	3.04	2.91	3.03	2.91
40	3.24	3.08	3.24	3.08	3.24	3.08	3.23	3.07	3.21	3.06
45	3.49	3.29	3.48	3.28	3.47	3.28	3.45	3.27	3.42	3.25
50	3.79	3.54	3.79	3.54	3.77	3.53	3.73	3.51	3.67	3.48
55	4.18	3.87	4.17	3.87	4.13	3.85	4.08	3.82	3.97	3.76
60	4.70	4.31	4.67	4.30	4.61	4.26	4.48	4.20	4.30	4.09
65	5.40	4.90	5.36	4.88	5.22	4.81	4.97	4.67	4.63	4.45
70	6.38	5.73	6.28	5.68	5.97	5.52	5.48	5.22	4.92	4.81
75	7.73	6.94	7.49	6.82	6.83	6.41	5.96	5.78	5.12	5.07
80	9.62	8.74	9.05	8.38	7.71	7.42	6.31	6.23	5.22	5.21
85	12.25	11.41	10.91	10.42	8.46	8.32	6.52	6.50	5.27	5.26
90	15.86	15.23	12.89	12.62	8.98	8.93	6.61	6.61	5.27	5.27

OPTION C

JOINT AND SURVIVOR ANNUITY

(Assumed election of Joint and Two-Thirds Survivor)
adjusted age of male	adjusted age of female
	55	60	65	70	75

55	3.83	4.03	4.25	4.49	4.75
60	4.01	4.25	4.52	4.82	5.14
65	4.20	4.49	4.82	5.19	5.60
70	4.41	4.74	5.14	5.60	6.14
75	4.61	4.99	5.46	6.03	6.71

OPTION D

PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Years	Amount	Years	Amount	Years	Amount
10	9.39	17	6.00	24	4.60
11	8.64	18	5.73	25	4.46
12	8.02	19	5.49	26	4.34
13	7.49	20	5.27	27	4.22
14	7.03	21	5.08	28	4.12
15	6.64	22	4.90	29	4.02
16	6.30	23	4.74	30	3.93

OWNERSHIP PROVISIONS

Exercise of Contract Rights

The Contract shall belong to the Owner. The Participant shall be entitled to exercise all rights and privileges in connection with this Certificate unless any rights and privileges have been expressly reserved by the Owner,. In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocable Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Participant and prior to the Annuity Commencement Date, except as the Contract otherwise provides.

The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Participant prior to the Annuity Commencement Date, or on the death of the Annuitant after the Annuity Commencement Date. Such Payees may thereafter exercise such rights and privileges, if any, of ownership that continue.

Death of Participant

If a Participant under a Non-Qualified Contract dies prior to the Annuity Commencement Date, that Participant's Account must be distributed to the "designated Beneficiary" (as defined below) either (1) as a lump sum within five years after the date of death of the Participant, or (2) as an annuity over some period not greater than the life or expected life of the designated Beneficiary, with annuity payments beginning within one year after the date of death of the Participant. For this purpose (and for purposes of Section 72(s) of the Code), the person named as Beneficiary shall be considered the designated Beneficiary and if no person then living has been so named, then the Surviving Participant, if any, or the estate of the deceased Participant shall automatically be the designated Beneficiary. If the designated Beneficiary is the surviving spouse of the deceased Participant, the spouse can elect to continue the Certificate in the spouse's own name as Participant, in which case the mandatory distribution requirements will apply on the spouse's death. As designated Beneficiary, the surviving spouse may also choose to have the Participant's Account distributed over some period not greater than his or her life or expected life, with annuity payments beginning within one year after the date of death of the Participant.

If the Payee dies on or after the Annuity Commencement Date and before the entire accumulation under such Participant's Account has been distributed, the remaining portion of such Participant's Account, if any, must be distributed as least as rapidly as the method of distribution then in effect.

In any case in which a non-natural person constitutes a holder of the Certificate for the purposes of Section 72(s) of the Code, the distribution requirements described above shall apply upon the death of any Annuitant, and in the removal of any Annuitant shall be treated as the death of such Annuitant.

In all cases, no Participant or Beneficiary shall be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity Contract under the Code.

Voting of Fund Shares

The Company will vote Fund shares held by the Sub-Accounts at meetings of shareholders of the Funds or in connection with similar solicitations, but will follow voting instructions received from persons having the right to give voting instructions. The Owner or Participant, as the case may be, is the person having the right to give voting instructions prior to the Annuity Commencement Date. On or after the Annuity Commencement Date the Payee is the person having such voting rights. The Company will vote any shares attributable to the Company, and any Fund shares for which no timely voting instructions have been received, in the same proportion as the shares for which the Company receives instructions from persons have such voting rights.

Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights of persons who may have such rights under retirement or deferred compensation plans, other than rights afforded by the Investment Company Act of 1940, nor do they have any duty to inquire as to the instructions received or the authority of Owners, Participants, or others to instruct on the voting of Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners, Participants and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

All Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each Owner, each Participant and each Payee having the right to give voting instructions at least ten days prior to each meeting of the shareholders of the Fund. The Company will determine, as of a date not more than 90 days prior to each such meeting, the number of particular Fund shares as to which each such person is entitled to give instructions. Prior to the Annuity Commencement Date, the Company determines the number of Fund shares as to which voting instructions may be given by dividing the value of all the Variable Accumulation Units of the particular Sub-Account credited to the Participant's Account by the net asset value of one Fund share as of the same date. On or after the Annuity Commencement Date, the Company determines the number of Fund shares as to which a Payee may give such instructions may by dividing the reserve that the Company holds in the particular Sub-Account with respect to the particular Payee by the net asset value of a Fund share as of the same date.

Periodic Reports

During the Accumulation Period the Company will send to the Participant, or such other person having voting rights, at least once during each Account Year, a statement showing the number, type and value of Accumulation Units credited to the Participant's Account and the fixed accumulation value of such account. This statement shall be accurate as of a date not more than two months prior to the date of mailing. In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account and each Fund as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Participant's Account as may be required by applicable laws, rules and regulations.

Designation and Change of Beneficiary

The Beneficiary designation contained in any Application will remain in effect until changed.

Subject to the rights of an irrevocable Beneficiary, the designation of Beneficiary may be changed or revoked. Any change or revocation must be filed with the Company at its Annuity Service Mailing Address in such form as the Company may require. The change or revocation will not be binding upon the Company until the Company receive it. When the Company receives the change or revocation, it will be effective as of the date on which it was signed, but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company before the Company receives and acknowledges the change or revocation.

GENERAL PROVISIONS

Age and Sex Misstatement

If any date of birth or sex, or both, has been misstated in the Application, if any, or elsewhere, the amounts payable pursuant to the Contract under this Certificate will be the amounts which would have been payable using the correct age or sex, or both. Any deficiency in payments already made by the Company shall be paid promptly and any excess in the payments already made by the Company shall be charged against the benefits falling due after the adjustment.

This Certificate

This Certificate is issued in consideration of the Application, if any, and payment of the initial Purchase Payment. All statements made in any Application will be deemed representations and not warranties, and no statement will void the Certificate or be used in defense to a claim unless it is contained in such Application, if any, or in a similar document, and a copy is attached to the Certificate at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on behalf of the Company to any alteration of the Contract or any Certificate, or to any waiver of the rights or requirements of the Company.

Currency

All amounts due under the Contract are payable in U.S. dollars, lawful money of the United States of America.

Determination of Values

The method by which the Company determines the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, the Participant, any Payee and any Beneficiary.

Governing Law

The laws of the jurisdiction where the Contract Application is signed will govern the Contract and this Certificate.

Guarantees

Subject to the Net Investment Factor provision, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Payee(s) will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in the Contract and other Contracts providing benefits which vary in accordance with the investment performance of the Sub-Accounts.

Incontestability

The Contract and this Certificate are incontestable, subject to the Age and Sex Misstatement, Proof of Age and Proof of Survival provisions contained herein.

Modification

Upon notice to the Owner, the Participant(s), or the Payee(s) during the annuity period, the Company may modify the Contract and this Certificate, but only if such modification (a) is necessary to make the Contract, Certificate or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; (b) is necessary to assure continued qualification of the Contract and/or Certificate under the Code or other federal or state laws relating to retirement annuities or annuity Contracts; (c) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; (d) provides additional Variable Account and/or Fixed Account options; or (e) may otherwise be in the best interests of Owners or Participants, as applicable. In the event of any such modification, the Company may make appropriate endorsement in the Contract and this Certificate to reflect such modification.

Nonparticipating

The Contract is nonparticipating and will not share in any profits or surplus earnings of the Company, and therefore no dividends are payable.

Payments by the Company

All sums payable by the Company pursuant to this Certificate are payable only at its Executive Office or such other place as the Company may designate. The Company may require surrender of the Certificate upon final payment of all sums payable by the Company pursuant to the Certificate.

Proof of Age

The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B, and C prior to the Annuity Commencement Date.

Proof of Survival

The Company shall have the right to require evidence of the survival of any Payee under Annuity Options A, B and C at the time any payment payable to such Payee is due.

Splitting Units

The Company reserves the right to split or combine the value of Variable Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Certificate.

Rights Reserved by the Company

The Company reserves the right, to the extent permitted by law, to: (1) deregister the Variable Account under the Investment Company Act of 1940; (2) combine any two or more Variable Accounts; (3) operate the Variable Account as a management investment company or in any other form permitted by law; (4) substitute shares of a Fund for shares of another investment company if shares of such Fund are not available, or if, in the Company's judgment, further investment in such Fund's shares is no longer appropriate; (5) add or delete Funds, or series or sub-series thereof, and corresponding Sub-Accounts; (6) add or remove Guarantee Periods available at any time for election by a Participant; and (7) restrict or eliminate any of the voting rights of Participants (or Owners) or other persons who have voting rights as to the Variable Account.

Sun Life Assurance Company of Canada (U.S.)

A Wholly-Owned Subsidiary of Sun Life Assurance Company of Canada
Executive Office:	Home Office:	Annuity Service Mailing Address:
[One Sun Life Executive Park	[Wilmington, DE]	Sun Life of Canada (U.S.)
Wellesley Hills, MA 02181]		Retirement Products and Services
P.O. Box [#]
Wellesley Hills, MA [Zip Code]

Certificate for Flexible Payment Deferred Combination

Variable and Fixed Group Annuity Contract

Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO A PARTICIPANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. PAYMENTS MADE FROM GUARANTEE AMOUNTS THAT ARE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD OR THE WITHDRAWAL OF INTEREST CREDITED TO GUARANTEE AMOUNTS DURING THE CURRENT ACCOUNT YEAR ARE NOT SUBJECT TO THE MARKET VALUE ADJUSTMENT.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)	U.S Headquarters Office:
P.O. Box [ ]
Wellesley Hills, MA 02481

Combination Variable and Fixed Group Annuity Contract

Nonparticipating